Exhibit 99


               Harry Herington Appointed to NIC Board of Directors


     OLATHE, Kan.--(BUSINESS WIRE)--Oct. 23, 2006--eGovernment provider NIC (NASDAQ:EGOV) today announced the appointment of Company President Harry Herington to its Board of Directors.

     Mr. Herington has spent 11 years at NIC in a variety of operational and executive roles, including Executive Vice President of Portal Operations and Chief Operating Officer. In May 2006, Mr. Herington was appointed President of NIC. Prior to joining NIC, Mr. Herington was Associate General Counsel for the League of Kansas Municipalities.

     He joins current directors Jeff Fraser, Ross Hartley, Jack Bunce, Governor Pete Wilson, Governor Dan Evans, and Art Burtscher on the seven-person NIC Board of Directors.

     "Harry Herington has been a key member of our executive management team for more than a decade," said Jeff Fraser, Chairman and Chief Executive Officer of NIC. "His expansive knowledge of our operations and the evolving nature of the eGovernment market will add appreciable value to NIC's Board of Directors."

     About NIC

     NIC manages more eGovernment services than any provider in the world. The company helps government communicate more effectively with citizens and businesses by putting essential services online. NIC provides eGovernment solutions for 2,200 state and local agencies that serve more than 60 million people in the United States. Additional information is available at www.nicusa.com.


     CONTACT: NIC
              Chris Neff, 435-645-8898
              cneff@nicusa.com


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